EXHIBIT 11.4

Sale and Purchase Agreement Between Global Uplink Ltd.’s
Shareholders and Asia Payment Systems (HK) Ltd.

SALES AND PURCHASE AGREEMENT

OF GLOBAL UPLINK LTD. SHARES

BY AND AMONG

ASIA PAYMENT SYSTEMS (HK) LTD. (‘COMPANY’),

GLOBAL UPLINK LTD. (‘UPLINK’),

CHEN YU HUA (‘CHEN’),

PENG HAI TAO (‘TIDE’)

December 08, 2006

SALE AND PURCHASE AGREEMENT

This SALES and PURCHASE AGREEMENT (the “Agreement”), dated as of December 8th, 2006, by and among Asia Payment Systems (HK) LTD, a Hong Kong SAR incorporated corporation (hereinafter referred to as “the Company”), Global Uplink Ltd., a corporation incorporated under the laws of Hong Kong SAR, with its registered office located in Rooms 510-511, 5th Floor, Nan Fung Tower, 173 Des Voeux Road Central, Hong Kong, (hereinafter referred to as “Uplink”), and Chen Yu Hua, a citizen of China, holding a China Identity Card Number: 440106196810281231 and residing at Room 1608, No. 13 Xin Cheng Nan Jie, Tian He Qu, Guangzhou, Guangdong, China (hereinafter referred to as “Chen”) and Peng Hai Tao, a citizen of China holding a China Identity Card Number 440502197411020051 and residing at Room 502, No. 3, Jinyang Jie, Zhong Shan Yi Road, Guangzhou, Guangdong China. ( hereinafter referred to as “Peng”).

W I T N E S S E T H:

WHEREAS, Chen and Peng (Hereinafter referred to as “the Vendors”) presently own sixty percent (60%) and forty percent (40%), respectively,of the common stock of Uplink (hereinafter referred to as the “Uplink Shares”);

WHEREAS, the Company desires to acquire from the Vendors all of their Uplink Shares for a total consideration of Hong Kong Dollars Five Hundred Thousand (HK$500,000) (hereinafter referred to as the “Consideration”) [Hong Kong Dollars Three Hundred Thousand (HK$ 300,000) for Chen’s sixty percent and Hong Kong Dollars Two Hundred Thousand (HK$ 200,000) for Peng’s forty percent] on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
Definitions

     In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” shall mean with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to a Person (a) any other Person which beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person or beneficially owns or holds ten percent (10%) or more of any other equity interests in such Person, (b) any other Person with respect to which such Person beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person, or owns or holds ten percent (10%) or more of the equity interests of the other Person, and (c) any director or senior officer of such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Sales and Purchase Agreement together with all exhibits and schedules referred to herein, which exhibits and schedules are incorporated herein and made a part hereof.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean the date that the Closing takes place.

“Company Loss” shall have the meaning set forth in Section 5.5.

“Confidential Information” means any information concerning the businesses and affairs of UPLINK HK or the Company that is not already generally available to the public.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Laws” shall have the meaning set forth in Section 3.18.

“Consideration” shall have the meaning set forth in the recital above.

“Agreement Documents” shall have the meaning set forth in Section 3.2.

“Financial Statements” shall mean Uplink’s audited consolidated balance sheets, statement of operations, changes in stockholders equity and cash flow as of and for the fiscal years ended December 31, 2004 and 2005 and unaudited statements as at October 3ist, 2006 prepared in conformity with GAAP.

“GAAP” shall mean United States generally accepted accounting principles.

“Guaranty” shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other Person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor.

“Indemnified Party” shall have the meaning set forth in Section 5.7.

“Intellectual Property” means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets.

“Uplink Share” shall mean the shares of Uplink at Hong Kong Dollar One (RM1.00) par value per share common stock.

“Uplink Loss” shall have the meaning set forth in Section 5.3.

“Knowledge” shall mean, in the case of any Person who is an individual, knowledge that a reasonable individual under similar circumstances would have after such reasonable investigation and inquiry as such reasonable individual would under such similar circumstances make, and in the case of a Person other than an individual, the knowledge that a senior officer, director or manager of such Person, or any other Person having responsibility for the particular subject matter at issue of such Person, would have after such reasonable investigation and inquiry as such senior officer, director, manager or responsible Person would under such similar circumstances make.

“Law” and “Laws” shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Liabilities” shall mean any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or Litigation, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Litigation” shall mean any actions, suits, investigations, claims or proceedings.

“Material Adverse Effect” shall mean any event or condition of any character which has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, or business of the Company or Uplink, as applicable.

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

“Subsidiary” of any Person shall mean any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of more than fifty percent (50%), or which may effectively be controlled, directly or indirectly, by such Person.

“Tax” and “Taxes” shall mean (i) all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, withholding, severance, occupation, social security, unemployment compensation, alternative minimum, value added, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any governmental or regulatory authority with respect thereto, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Termination Date” shall have the meaning set forth in Section 6.6.

“Trademarks” means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature.

“Trade Secrets” means technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

The words “hereof”, “herein” and “hereunder” and the words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

ARTICLE II

Transactions; Terms of Payment for 100% of Uplink Shares; Manner of Payment:

     2.1 Payment for Uplink Shares. Subject to the terms and conditions of this Agreement:

(i)

upon the signing of this Agreement, the Company shall pay Chen and Peng a total amount of Hong Kong Dollars Fifty Thousand (HK$50,000) [ Hong Kong Dollars Thirty Thousand (HK$30,000) to Chen and Hong Kong Dollars Twenty Thousand (HK$20,000) to Peng], the receipt of which is hereby acknowledged by the Vendors jointly and severally, being ten percent (10%) of the Consideration; and

(ii)	at the Effective Time (as defined below):
(a)

The Company shall pay to Chen and Peng, a total amount of Hong Kong Dollars Four Hundred and Fifty Thousand (HK$ 450,000) [Hong Kong Dollars Two Hundred And Seventy Thousand (HK$ 270,000) to Chen and Hong Kong Dollars One Hundred And Eighty Thousand (HK$ 180,000) to Peng], being the balance sum of the Consideration for 100% of their Uplink Shares held by Chen and Peng.

(b)

Chen and Peng agree to deliver to the Company an original stock certificate or certificates evidencing Ten Thousand (10,000) issued shares of Uplink Shares valued at HK$1.00 each, representing 100% of the issued and fully paid up Uplink Shares. Further, Chen and Peng agree to provide appropriately executed transfer documents in favor of the Company, in order to effectively vest in the Company all right, title and interest in and to the Uplink Shares.

	(c)	The transaction contemplated hereby shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Board of Directors of the Company and Uplink.

     2.2 Time and Place of Closing. The closing of the transactions contemplated hereby (hereinafter referred to as the “Closing”) will take place at 10:00 A.M. on the date following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby as set forth in Article VI (other than conditions with respect to actions the respective parties will take at the Closing itself) (hereinafter referred to as the “Closing Date”). The Closing shall be held at such location or time as may be mutually agreed upon by the parties. The parties agree to take all necessary and prompt actions so as to complete the Closing, if possible, on or before March 31st, 2007.

     2.3 Effective Time. The Consideration and other transactions contemplated by this Agreement shall become effective on the Closing Date (hereinafter referred to as the “Effective Time”).

     2.4 Payment and Surrender of Shares. At the Closing, Chen and Peng shall surrender each certificate or certificates which represented 100% of the issued and fully paid up shares of Uplink Shares immediately prior to the Closing Date (the “Certificates”) and Chen and Peng shall at the Effective Time be fully paid the Consideration by the Company. The Company shall not be obligated to effect the full settlement of the Consideration to which any of Chen and Peng is entitled until Chen and Peng surrender the Certificate or Certificates represent 100% of the issued and fully paid up shares of Uplink.

     2.5 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by such stockholder of Uplink (setting forth the number Uplink Shares, represented by such lost, stolen or destroyed Certificates), after reasonable investigation by the Company to confirm ownership of such Certificate, which shall be satisfactory to the Company, in the Company’s sole satisfaction, the Company shall pay such stockholder of Uplink the Consideration to which such stockholder is entitled. Further, any stockholder representing that there is a lost, stolen or destroyed Certificate shall agree to indemnify and hold harmless the Company from and against any and all liability, loss, damage and expense in connection with, or arising out of such lost, stolen or destroyed Certificate.

ARTICLE III

Representations and Warranties of the Company

     In order to induce Uplink, Chen and Peng to enter into this Agreement and to consummate the transactions contemplated hereby, the Company makes the representations and warranties set forth below to Uplink, Chen and Peng.

     3.1 Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Company and all other agreements to be executed, delivered and performed by the Company pursuant to this Agreement (collectively, the “Purchase Documents”) and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or individual action on the part of the Company. This Agreement and the Purchase Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligation of the Company, assuming the due authorization, execution and delivery of this Agreement by Uplink, Chen and Peng, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

     3.2 No Violation or Conflict. To the Knowledge of the Company, the execution, delivery and performance of this Agreement and the Purchase Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of the Company’s Articles of Incorporation or Bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any instrument or agreement to which the Company is a party or by which the Company or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

     3.3 Disclosure. No representation or warranty of the Company contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of the Company to Uplink, Chen and Peng pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide Uplink, Chen and Peng with full and proper information as to the business, financial condition, assets, liabilities, and results of operation of the Company and the value of the properties or the ownership of the Company.

ARTICLE IV

Representations and Warranties of Uplink, Chen and Peng

     In order to induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, make the representations and warranties set forth below to the Company.

     4.1 Organization. Uplink is a company duly organized, validly existing and in good standing under the laws of Hong Kong SAR. Uplink is duly qualified to transact business in Hong Kong.

     4.2 Authorization; Enforceability. Uplink, Chen and Peng each has the capacity to execute, deliver and perform this Agreement. This Agreement and all other documents executed and delivered by Uplink, Chen and Peng pursuant to this Agreement have been duly executed and delivered and constitute the legal, valid and binding obligations of Uplink, Chen and Peng, assuming the due authorization, execution and delivery of this Agreement by the Company, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principals of equity.

     4.3 No Violation or Conflict. To the Knowledge of Uplink, Chen and Peng, the execution, delivery and performance of this Agreement and the other documents contemplated hereby by Uplink, Chen and Peng respectively hereinafter referred to as the “Sale Documents”), and the consummation by Uplink, Chen and Peng of the transactions contemplated hereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of Uplink’s memorandum and articles of association; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Uplink, as the case may be, pursuant to any instrument or agreement to which Uplink is a party or by which Uplink or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

     4.4 Consents of Governmental Authorities and Others. Uplink has, if necessary, obtained any consent in connection with the provisions of the Hong Kong SAR Companies Act. To obtain consent, approval or authorization of, or registration, qualification or filing with any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by Uplink, Chen and Peng in connection with the execution, delivery or performance of this Agreement by Uplink, Chen and Peng or the consummation by them of the transactions contemplated hereby, including the execution, delivery and performance of this Agreement by the Company.

     4.5 Litigation. To the Knowledge of Uplink, Chen and Peng, there is no Litigation pending or threatened before any court or by or before any governmental or regulatory authority or arbitrator (a) affecting Uplink as plaintiff or defendant or (b) against Uplink relating to the Uplink Shares or the transactions contemplated by this Agreement.

     4.6 Brokers. Uplink, Chen or Peng has not employed any broker or finder, and has not incurred and will not incur, directly or indirectly, any broker’s, finder’s investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement or the Purchase Documents.

     4.7 Compliance. To the Knowledge of Uplink, Chen and Peng, Uplink is in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to Uplink and its assets and properties, except where such noncompliance would not have a Material Adverse Effect on Uplink. To the Knowledge of Uplink, Chen and Peng, it is not subject to any judicial, governmental or administrative inquiry, investigation, order, judgment or decree.

     4.8 Charter, Bylaws and Corporate Records. The Company has been provided with true, correct and complete copies of (a) the memorandum and articles of association of Uplink, as amended and in effect on the date hereof and (b) the minute books of Uplink (containing all corporate proceedings from the date of incorporation). Such minute books contain accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and shareholders of Uplink, respectively, from the date of its incorporation to the date hereof which were memorialized in writing.

     4.9 Capitalization. As of the date of this Agreement, the authorized capital stock of Uplink consists of ten thousand (10,000) shares of common stock, and Uplink has issued and outstanding Ten Thousand (10,000) shares of common stock at HK$1.00 each, of which Six Thousand (6,000) shares have been issued to Chen and Four Thousand shares have been issued to Peng. The outstanding Uplink Shares constitute one hundred percent (100%) of the issued and outstanding capital stock of Uplink. All of the outstanding Uplink Shares have been duly authorized, are validly issued and outstanding, and are fully paid and non-assessable.

     4.10 Subsidiaries. Uplink has no subsidiary.

     4.11 Rights, Warrants, Options. There are no outstanding: (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of Uplink; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of Uplink; or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by Uplink of any capital stock or other equity interests of Uplink, or any instruments convertible or exercisable for any such securities or any options, warrants or rights to acquire such securities.

     4.12 Conduct of Business. Since January 1st, 2006, Uplink has conducted its businesses in the ordinary and usual course consistent with past practices and except as already disclosed in its financial statements and reports there has not occurred any Material Adverse Effect in the condition (financial or otherwise), results of operations, properties, assets, liabilities, or businesses of Uplink. Since January 1st, 2006, neither Uplink has (a) amended its memorandum and articles of association; (b) issued, sold or authorized for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities or entered into any agreements or commitments of any character obligating it to issue or sell any such securities; (c) redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such capital stock; (d) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on any of its properties, assets, or business; (e) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind; (f) made or committed to make any capital expenditures in excess of HK$50,000; (g) become subject to any Guaranty; (h) granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any severance package, bonus, pension, profit-sharing or other plan or commitment); (i) entered into any agreement which would be a material agreement, or amended or terminated any existing material agreement; (j) to the Knowledge of Uplink, Chen and Peng, been named as a party in any Litigation, or become the focus of any investigation by any government or regulatory agency or authority; (k) declared or paid any dividend or other distribution with respect to its capital stock; or (l) to the Knowledge of Uplink, Chen and Peng, experienced any other event or condition of any character which has had, or could reasonably be expected to have, a Material Adverse Effect on Uplink.

     4.13 Taxes

(a)	All Taxes payable by Uplink have been fully and timely paid or are fully provided for.

(b)

Uplink, Chen and Peng or any Person on behalf of or with respect to Uplink has not executed or filed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax. No power of attorney on behalf of Uplink with respect to any Tax matter is currently in force.

(c)

Uplink is not a party to any Tax-sharing agreement or similar arrangement with any other party (whether or not written), and neither Uplink has not assumed any Tax obligations of, or with respect to any transaction relating to, any other Person, or agreed to indemnify any other Person with respect to any Tax.

(d)

No Tax Return concerning or relating to Uplink or its operations has ever been audited by a government or taxing authority, nor is any such audit in process or pending, and Uplink has been notified of any request for such an audit or other examination. To the Knowledge of Uplink, Chen and Peng, no claim has been made by a taxing authority in a jurisdiction where Tax Returns concerning or relating to Uplink or its operations have not been filed, that it is or may be subject to taxation by that jurisdiction.

(e)	Uplink has never been included in any consolidated, combined, or unitary Tax Return.

(f)

To the Knowledge of Uplink, Chen and Peng, Uplink has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld from employee salaries, wages and other compensation, and has paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable laws.

     4.14 Environmental Matters. No real property used by Uplink presently or in the past has been used to manufacture, treat, store, or dispose of any hazardous substance and such property is free of all such substances such that the condition of the property is in compliance with applicable Environmental Laws. To the Knowledge of Uplink, Chen and Peng, Uplink is in compliance with all Environmental Laws applicable to Uplink or its businesses as a result of any hazardous substance utilized by Uplinkin its businesses or otherwise placed at any of the facilities owned, leased or operated by Uplink, or in which Uplink has a contractual interest. Uplink has not received any complaint, notice, order, or citation of any actual, threatened or alleged noncompliance by Uplink, as the case may be, with any Environmental Laws, and to the Knowledge of Uplink, there is no Litigation pending or threatened against Uplink with respect to any violation or alleged violation of the Environmental Laws, and to the Knowledge of Uplink, Chen and Peng, there is no reasonable basis for the institution of any such Litigation.

     4.15 Financial Statements. The Financial Statements of Uplink (a) have been prepared in accordance with the books of account and records of Uplink; (b) fairly present, and are true, correct and complete statements in all material respects of Uplink’s financial condition and the results of their operations at the dates and for the periods specified in those statements; (c) have been prepared in accordance with general acceptable accounting policies, consistently applied with prior periods; and (d) have been adjusted for the periods ending December 31st, 2004 and December 31st, 2005 in accordance to GAAP. Uplink will provide all financial statements, including auditor's reports, for compliance with the applicable statues and the regulations of the United States Securities and Exchange Commission.

     4.16 Absence of Undisclosed Liabilities. Other than as disclosed in the Financial Statements, Uplink has no Liabilities. None of Uplink, Chen and Peng has any Knowledge of any circumstances, conditions, events or arrangements which may hereafter give rise to any Liabilities of Uplink. Uplink, Chen and Peng further represent that they will settle all the liabilities of Uplink on or before March 31st, 2007 and write off any receivable uncollected before such date and will ensure that Uplink will have a net tangible asset value of Hong Kong Dollar One (HK$ 1) as at such date. The Company hereby agrees that the Vendors shall be entitled to all the receivables of Uplink as at the date of this Agreement and that if any amount of such receivables, written off or otherwise, is collected by Uplink after the date of this Agreement but before the expiration of ten (10) years, Uplink shall be allowed to remit to the Vendors within seven (7) days upon receipt of such amount.

     4.17 Employment Agreements; Employee Benefit Plans and Employee Payments. Other than the normal employment contract and benefits generally practiced by Uplink, Uplink is not a party to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which Uplink currently has an obligation to provide benefits to any current or former employee, officer, director, consultant or advisor of Uplink (collectively, “Benefit Plans”).

     4.18 Intellectual Property.

(a)	Uplink does not own any Intellectual Property.

(b)

Uplink has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Uplink must license or refrain from using any intellectual property rights of any third party). To the Knowledge of Uplink, Chen and Peng, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of its Intellectual Property rights.

(c)	None of Uplink, Chen and Peng has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property.

     4.19 Properties. Uplink has good, clear and marketable title to all the tangible properties and tangible assets reflected in the Financial Statements as being owned by Uplink or acquired after the date thereof which are, individually or in the aggregate, material to Uplink’s businesses (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

     4.20 Disclosure. No representation or warranty of Uplink, Chen and Peng contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of Uplink, Chen and Peng to the Company pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide the Company with full and proper information as to the business, financial condition, assets, liabilities, or results of operation of Uplink and the value of the properties or the ownership of Uplink.

ARTICLE V

Additional Agreements

     5.1 Survival of the Representations and Warranties. The representations and warranties and covenants set forth in Article III and Article IV of this Agreement shall survive the Closing until the expiration of twenty-four (24) months from the Closing Date. No claim for indemnity with respect to breaches of representations and warranties may be brought by any party hereto, other than a claim for fraud or intentional misrepresentation, after expiration of the applicable survival period therefore as set forth in this Section 5.1.

     5.2 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document required to be delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement; provided, that any knowledge or materiality qualifications contained herein shall be applicable to such other documents.

     5.3 Uplink’s, Chen’s and Peng’s Indemnification. The Company agrees to indemnify and hold harmless Uplink, Chen and Peng and each of Uplink’s directors, officers, employees, Affiliates and agents (collectively known as “Uplink Party”) from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (hereinafter known as “an Uplink Loss”) which is caused by or arises out of: (a) any breach or default in the performance by the Company of any covenant or agreement made by the Company in this Agreement; (b) any breach of any representation or warranty made by the Company in this Agreement; and (c) any and all Litigation incident to any of the foregoing.

     5.4 Limitations on Uplink’s, Chen’s and Peng’s Indemnification from the Company. Notwithstanding anything contained herein to the contrary, the Uplink Party shall not be entitled to indemnification from the Company for an Uplink Loss under the provisions of Section 5.3 hereof, unless and until the aggregate amount of all Uplink Losses under Section 5.3 shall have exceeded US$5,000, in which event Uplink Party shall be entitled to such indemnification from the Company for all of the Uplink Loss that exceeds US$5,000; provided, that the amount of any Uplink Loss for which indemnification is provided under Section 5.3 hereof shall be net of any amounts recovered by Uplink Party under insurance policies (if any) with respect to such Uplink Loss from the Company. Uplink Party shall in a timely fashion submit a claim to its insurance carrier with respect to any Uplink Loss from the Company for which the Company is obligated to provide indemnification to Uplink Party hereunder. Indemnification from the Company shall be limited to US$70,000.

     5.5 The Company’s Indemnification. Uplink, Chen and Peng, jointly and severally, agree to indemnify and hold harmless the Company, and each of its current and former directors, officers, employees, Affiliates and agents (hereinafter known as “Asiapay Party”) from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (a “Company Loss”) which is caused by or arises out of: (a) any breach or default in the performance by Uplink, Chen and Peng of any covenant or agreement made by Uplink, Chen and Peng in this Agreement; (b) any breach of any representation or warranty made by

Uplink, Chen and/or Peng in this Agreement; and (c) any and all Litigation incident to any of the foregoing.

     5.6 Limitations on the Company’s Indemnification. Notwithstanding anything contained herein to the contrary, the Company shall not be entitled to indemnification for a Company Loss under the provisions of Section 5.5 hereof, unless and until the aggregate amount of all Company Losses under Section 5.5 shall have exceeded $5,000, in which event the Company shall be entitled to such indemnification from Uplink, Chen and/or Peng for all Company Losses that exceeds US$5,000; provided, that the amount of any Company Losses for which indemnification is provided under Section 5.5 hereof shall be net of any amounts recovered by the Company under insurance policies (if any) with respect to such Company Loss. The Company shall in a timely fashion submit a claim to its insurance carrier with respect to any Company Losses for which Uplink, Chen and/or Peng are obligated to provide indemnification to the Company hereunder. Indemnification from Uplink, Chen and Peng shall be limited to US$70,000.

     5.7 Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”.

(a)

An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within thirty (30) calendar days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

(b)The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party, proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

(c)

The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

ARTICLE VI

Closing; Deliveries; Conditions Precedent

     6.1 Closing; Effective Date. All proceedings taken and all documents executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

     6.2 Deliveries:

(a) At Closing, the Company shall deliver the Purchase Documents to Chen and Peng:

(i) a cheque each payable to Chen and Peng in the amount of Hong Kong Dollars Two Hundred Seventy Thousand (HK$ 270,000) and Hong Kong Dollars One Hundred And Eighty Thousand (HK$ 180,000), respectively, drawn on a bank in Hong Kong, being the full settlement sum for the Consideration;
(ii) consent minutes from the Board of Directors of Asia Payment Systems, Inc, the parent company of the Company hereinafter referred to as “Asia Payments”) confirming the appointments of Chen as Executive Vice President – General Manager, China of Asia Payments under a five-year employment contract with the Company with effect from the Closing Date, and as a member of the Board of Directors of Asia Payments with effect from the date of this Agreement;
(iii) consent minutes from the Board of Directors of Asia Payments confirming the appointments of Peng as Vice President – Systems and Technical Supports, China of Asia payments under a five-year employment contract with the Company with effect from the Closing Date.
(iv) consent minutes from the Board of Directors of Asia Payments confirming the appointments of Ao Jing Guang and Xu Zhong, both of whom are associates of the Vendors, as Senior Vice President-Business Development, China and Vice President – Operations, China, for Asia Payments, respectively, under a five-year employment contract each with the Company with effect from the Closing Date.

(b) At Closing, Uplink, Chen and Peng shall deliver the following Sale Documents to the Company:

(i) an original stock certificate or certificates duly endorsed by the Directors of Uplink evidencing Ten Thousand (10,000) issued shares of Uplink Shares valued at HK$1.00 each, representing 100% of the issued and fully paid up Uplink Shares;
(ii) a certificate from the Registrar of Companies of Hong Kong SAR, certified by the Company Secretary of Uplink, as of a recent date, as to the good standing of the company and certifying its Memorandum and Articles of Association;

(iii) certificates, dated the Closing Date, of the Company Secretary of Uplink setting forth that authorizing resolutions were adopted by Uplink’s Board of Directors approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby; (vi) the certificates referred to in Section 6.4(d); (v) the Confidentiality and Non-compete Agreement executed by Chen, Peng, Ao Jin Guang and Xu Zhong , respectively.

     6.3 Conditions Precedent to the Obligations of Uplink, Chen and Peng. Each and every obligation of to consummate the transactions described in this Agreement and any and all liability of Uplink, Chen and Peng to the Company shall be subject to the following conditions precedent:

(a) Representations and Warranties True. Each of the representations and warranties of the Company contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date.

(b) Performance. The Company shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Change. Except as expressly permitted or contemplated by this Agreement, no event or condition shall have occurred which has adversely affected or may adversely affect in any respect the condition (financial or otherwise) of the Company between the date of execution of this Agreement and the Closing Date.

(d) The Company’s Certificate. The Company shall have delivered to Chen and Peng a certificate dated the Closing Date, certifying that the conditions specified in Sections 6.3(a), (b) and (c) above have been fulfilled and as to such other matters as Uplink, Chen and Peng may reasonably request.

(e) Consents. The Company shall have obtained all authorizations, consents, waivers and approvals as may be required to consummate the transactions contemplated by this Agreement.

(f) Due Diligence Review. Uplink, Chen and Peng shall have completed their due diligence investigation of the Company to their satisfaction, in their sole and absolute discretion.

     6.4 Conditions Precedent to the Obligations of the Company. Each and every obligation of the Company to consummate the transactions described in this Agreement and any and all liability of the Company to Uplink, Chen and Peng shall be subject to the fulfillment of the following conditions precedent:

(a) Representations and Warranties True. Each of the representations and warranties of Uplink, Chen and Peng contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date.

(b) Performance. Uplink, Chen and Peng shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Change. Except as expressly permitted or contemplated by this Agreement, no event or condition shall have occurred which has adversely affected or may adversely affect in any respect the condition (financial or otherwise) of Uplink between the date of execution of this Agreement and the Closing Date.

(d) Uplink, Chen and Peng Certificates. Uplink, Chen and Peng shall each have delivered a certificate addressed to the Company, dated the Closing Date, certifying that the conditions specified in Sections 6.4(a), (b) and (c) above have been fulfilled.

(e) Consents. Uplink, Chen and Peng shall have obtained all authorizations, consents, waivers and approvals as may be required to consummate the transactions contemplated by this Agreement, including but not limited to those with respect to any material agreement entered into by, and licenses granted to, Uplink.

(f) Due Diligence Review. The Company shall have completed its due diligence investigation of Uplink to its satisfaction, in its sole and absolute discretion.

(g) Consolidated Financial Statements. Uplink, Chen and Peng shall have delivered to the Company Uplink’s audited consolidated balance sheets, statement of operations, changes in stockholders equity and cash flow as of and for the fiscal years ended December 31st, 2005 and 2004 and unaudited financial statements as at October 31st, 2006. The financial statements described above in this Section 6.4(g) shall: (a) have been prepared in accordance with the books of account and records of Uplink; (b) fairly present, and are true, correct and complete statements in all material respects of Uplink’s financial condition and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with accounting principles acceptable to the Company consistently applied with prior periods and with adjustments made in accordance to GAAP at the Company costs.

     6.5 Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties shall use their respective best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those of the conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, orders, approvals and waivers.

     6.6 Termination. This Agreement and the transactions contemplated hereby may be terminated (a) at any time by the mutual consent of the parties hereto; (b) Chen and Peng jointly or by the Company, if the Closing has not occurred on or prior to March 31st, 2007 (such date of termination being referred to herein as the “Termination Date”), provided the failure of the Closing to occur by such date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder; (c) by Chen and Peng jointly or severally at any time at or prior to Closing in their or individual’s sole discretion if (i) any of the representations or warranties of the Company in this Agreement are not in all material respects true, accurate and complete or if the Company breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (ii) any of the conditions precedent to the Company’s obligations to conduct the Closing have not been satisfied by the date required thereof; or (d) by the Company at any time at or prior to Closing in its sole discretion if (i) any of the representations or warranties of Uplink, Chen and/or Peng in this Agreement are not in all material respects true, accurate and complete or if Uplink, Chen and/or Peng breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (ii) any of the conditions precedent to Uplink’s, Chen’s and/or Peng’s obligations to conduct the Closing have not been satisfied by the date required thereof. If this Agreement is terminated pursuant to this Section 6.6, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses (c) and (d) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement. Notwithstanding the preceding sentence, the respective indemnification obligations of the parties under Article V shall survive the termination of this Agreement.

ARTICLE VII

Covenants

     7.1 General Confidentiality. Each of the Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any of the Confidential Information except in connection with this Agreement, and unless there is a closing on the Exchange, deliver promptly to the owner of such Confidential Information or destroy, at the request and option of the owner of the Confidential Information, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the affected Party promptly of the request or requirement so that the affected Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.1. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its commercially reasonable efforts to obtain, at the request of the affected Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the affected Party shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure

     7.1 General. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article V).

ARTICLE VIII

Miscellaneous

     8.1 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses as follows (or at such other addresses as shall be specified by the parties by like notice):

If to the Company:	Asia Payment Systems (HK) Ltd. 39th Floor, One Exchange Square 8 Connaught Place Central, Hong Kong Attn.: King K. Ng Director

If to Uplink, Chen or Peng:	Global Uplink Limited. Rooms 510-511, 5th Floor, Nan Fung Tower, 173 Des Voeux Road Central, Hong Kong.

Such notice shall be deemed delivered upon receipt against acknowledgment thereof if delivered personally, on the third business day following mailing if sent by certified mail, upon transmission against confirmation if sent by facsimile and on the next business day if sent by overnight courier.

     8.2 Entire Agreement; Incorporation. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein contain every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations, agreements and understandings, both written and oral, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein. All schedules, exhibits and other documents and agreements executed and delivered pursuant hereto are incorporated herein as if set forth in their entirety herein.

     8.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

     8.4 Assignment. This Agreement may not be assigned by any party without the written prior consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the party against whom such waiver, extension or amendment is sought to be charged. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party thereof to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

     8.6 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except as otherwise provided herein.

     8.7 Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof, shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

     8.8 Expenses. Except as otherwise provided herein, each party agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

     8.9 Headings. The table of contents and the section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

     8.10 Other Remedies; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of Hong Kong SAR or any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of the parties hereunder, the prevailing party in any such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

     8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding.

     8.12 Remedies Exclusive. Except in the case of fraud or equitable remedies expressly provided for herein, the parties acknowledge and agree that the indemnification provisions set forth in Article V of this Agreement constitute the parties’ sole and exclusive remedy with respect to any and all claims relating to the transactions contemplated by this Agreement.

     8.13 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of Hong Kong SAR, without reference to the choice of law principles thereof.

     8.14 Jurisdiction. This Agreement shall be subject to the exclusive jurisdiction of the courts of Hong Kong SAR. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in Hong Kong SAR by virtue of a failure to perform an act required to be performed in Hong Kong SAR and irrevocably and expressly agree to submit to the jurisdiction of the courts of Hong Kong SAR for the purpose of resolving any disputes among the parties.

     8.15 Participation of Parties. The parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.16 Further Assurances. The parties hereto shall deliver any and all other instruments or documents reasonably required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer full and complete ownership of Uplink Shares free and clear of any liens or encumbrances.

     8.17 Publicity. No public announcement or other publicity concerning this Agreement or the transactions contemplated hereby shall be made without the prior written consent of the Company and Chen and Peng jointly as to form, content, timing and manner of distribution. Nothing contained herein shall prevent any party from making any filing required by federal or state securities laws or stock exchange rules.

     8.18 No Solicitation. Neither Uplink nor the Company shall authorize or permit any of its officers, directors, agents, representatives, managers, members, agents, or advisors to solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Uplink or the Company, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated hereby or which would or could be expected to dilute the benefits to each of the parties of the transactions contemplated hereby. Uplink, the Vendors and the Company will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

ASIA PAYMENT SYSTEMS (HK) Ltd.
(“the Company”)	Witnessed By:

Signed By: KING K. NG King K. Ng Director	Signed ROBERT CLARKE Name: Robert G. Clarke

GLOBAL UPLINK LIMITED
(“Uplink ”)	Witnessed By:

Signed By: CHEN YU HUA Chen Yu Hua, Director CHEN YU HUA (“Chen”), Signed	Signed AO JING GUANG Name: Ao Jing Guang Witnessed By: Signed

By: CHEN YU HUA	AO JING GUANG
Chen Yu Hua	Name: Ao Jing Guang
China I/C No.: 440106196810281231

PENG HAI TAO (“Peng”), Signed By: PENG HAI TAO Peng Hai Tao, China I/C No.: 440502197411020051	Witnessed By: Signed XU ZHONG Name: Xu Zhong